THIS DEBENTURE HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT
BE TRANSFERRED UNTIL (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO OR
(ii) RECEIPT BY THE ISSUER OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER NOR IS IN VIOLATION OF ANY APPLICABLE STATE SECURITIES LAWS. THIS LEGEND SHALL BE ENDORSED UPON ANY NOTE ISSUED IN EXCHANGE FOR THIS NOTE.

                        CSL LIGHTING MANUFACTURING, INC.

                      7% CONVERTIBLE SUBORDINATED DEBENTURE
                               DUE MARCH 31, 2001

No. ZZ-__                                                          $____________

CSL LIGHTING MANUFACTURING, INC., a Delaware corporation (the "Company"), for value received, hereby promises to pay to __________________, or registered assigns (the "Payee" or "Holder") on March 31, 2001 (the "Maturity Date") at the offices of the Company, 27615 Avenue Hopkins, Valencia, California 91355, the principal amount of ______________ ($________) Dollars, which shall be payable in cash or by check. Interest on the principal amount of this Debenture shall be paid at the rate of seven percent (7%) per annum accrued through the Maturity Date, payable in cash or by check on the Maturity Date.

     This Debenture is issued pursuant to a Subscription Agreement dated _______________, 1996, between the Company and the Payee (the "Subscription Agreement"), a copy of which agreement is available for inspection at the Company's principal office. Notwithstanding any provision to the contrary contained herein, this Debenture is subject and entitled to certain terms, conditions, covenants and agreements contained in the Subscription Agreement. Any transferee or transferees of the Debenture, by their acceptance hereof, assume the obligations of the Payee in the Subscription Agreement with respect to the conditions and procedures for transfer of the Debenture. Reference to the Subscription Agreement shall in no way impair the absolute and unconditional obligation of the Company to pay both principal and interest hereon as provided herein.

     A. Prepayment

          The principal amount of this Debenture may be prepaid by the Company, in whole or in part, without penalty, at any time on ten (10) days prior written notice to Payee.

     B. Covenants of Company

          A. The Company covenants and agrees that, so long as this Debenture shall be outstanding, it will:

               (i) Promptly pay and discharge all lawful taxes, assessments, and governmental charges or levies imposed upon the Company or upon its income and profits, or upon any of its property, before the same shall become in default, as well as all lawful claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof: provided, however, that the Company shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and the Company shall set aside on its books adequate reserves with respect to any such tax, assessment, charge, levy or claim so contested;

               (ii) Do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Company, except where the failure to comply would not have a material adverse effect on the Company;

               (iii) At all times reasonably maintain, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and condition, and from time to time make all needful and proper repairs, renewals, replacements, betterments and improvements thereto as shall be reasonably required in the conduct of its business;

               (iv) To the extent necessary for the operation of its business, keep adequately insured by all financially sound reputable insurers, all property of a character usually insured by similar corporations and carry such other insurance as is usually carried by similar corporations; and

               (v) At all times keep true and correct books, records and accounts.

     This Debenture is subject to the following additional provisions:

     1. The Debentures are usable in denominations of Twenty Five Thousand Dollars ($25,000 U.S.) and integral multiples thereof. The Debentures are exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holders surrending the same. No service charge will be made for such registration of transfer or exchange.

     2. The Company shall be entitled to withhold from all payments of principal of, and interest on, this Debenture any amounts required to be withheld under the applicable provisions of the United States income tax laws or other applicable laws at the time of such payments.

     3. This Debenture has been issued subject to investment representations of the original purchaser hereof and may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended (the "Act"). Prior to due presentment for transfer of this Debenture, the Company and any agent of the Company may treat the person in whose name this Debenture is duly registered on the Company's Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

     4. The Holder of this Debenture is entitled, at its option, at any time commencing ninety (90) days after issuance and until maturity hereof (or earlier prepayment by the Company), to convert the principal amount of this Debenture or any portion of the principal amount hereof which is at least Twenty-Five Thousand ($25,000), or if at the time of such election to convert, the aggregate principal amount of all Debentures registered to the Holder is less then Twenty-Five Thousand Dollars ($25,000), then the whole amount thereof, into Shares of Common Stock of the Company at a conversion price for each share of Common Stock equal to eighty percent (80%) of the Market Price of the Company's Common Stock; provided that no more than one-third of the principal amount of this Debenture may be converted during any thirty (30) day period. For purposes of this Section 4, the Market Price shall be the average closing bid price of the Common Stock on the ten (10) trading days preceding the conversion date, as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), or the closing bid price in the over-the counter market or, in the event the Common Stock is listed on a stock exchange, the fair market value per Share shall be the average closing price on the exchange, as reported to the Wall Street Journal. Such conversion shall be effectuated by surrendering the Debentures to be converted (with a copy, by facsimile or courier, to the Company) to the Company with the form of conversion notice attached hereto as Exhibit A, executed by the Holder of this Debenture evidencing such Holder's intention to convert this Debenture or a specified portion (as above provided) hereof, and accompanied, if required by the Company, by proper assignment hereof in blank. The Company shall use its best efforts to have the Shares of Common Stock issued and delivered to the Holder thereof within seven business days of the receipt of the conversion form and Debenture(s). If this Debenture is converted into Shares of Common Stock of the Company pursuant to this Section 4 within twelve months from the receipt of proceeds, then all unpaid interest accrued or accruing form the date of issuance to the date of conversion shall be waived by the Holder. If, however, this Debenture is converted into Shares of Common Stock of the Company pursuant to this Section 4 after twelve months from the receipt of proceeds, then the amount of accrued but unpaid interest shall be subject to conversion. No fractions of shares or scrip representing fractions of shares will be issued on conversion, but the number of shares usable shall be rounded to the nearest whole share. The date on which notice of conversion is given shall be deemed to be the date on which the Holder has delivered this Debenture, with the conversion notice duly executed, to the Company, or, if earlier, the date set forth in such notice of conversion if this Debenture is received by the Company within five business days thereafter. Notwithstanding anything to the contrary contained in this provision, the Holder may, commencing on the tenth (10th) business day following issuance of this Debenture, elect by notice to the Company to convert up to one-third of the principal amount of this Debenture on the ninetieth day following issuance at the Market Price determined as of the date of such notice.

     5. No provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Debenture at the time, place and rate, and in the coin or currency, herein prescribed. This Debenture and all other Debentures now or hereafter issued of similar terms are direct obligations of the Company. This Debenture ranks equally and ratably with all other Debentures now or hereafter issued under the terms set forth herein.

     6. No recourse shall be had for the payment of the principal of, or the interest on, this Debenture, or for any claim based hereon, or otherwise in respect hereof, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

     7. The Holder of this Debenture, by acceptance hereof, agrees that this Debenture is being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Debenture or the Shares of Common Stock usable upon exercise thereof except under circumstances which will not result in a violation of the Act or any applicable state Blue Sky law or similar laws relating to the sale of securities.

     C. Events of Default

          1. This Debenture shall become and be due and payable upon written demand made by the holder hereof if one or more of the following events, herein called events of default, shall happen and be continuing:

               (i) Default in the payment of the principal and accrued interest on this Debenture when and as the same shall become due and payable, whether by acceleration or otherwise;

               (ii) Default in the due observance or performance of any material covenant, condition or agreement on the part of the Company to be observed or performed pursuant to the terms hereof and such default shall continue uncured for thirty (30) days after written notice thereof, specifying such default, shall have been given to the Company by the holder of the Debenture;

               (iii) Application for, or consent to, the appointment of a receiver, trustee or liquidator of the Company or of its property;

               (iv) Admission in writing of the Company's inability to pay its debts as they mature;

               (v) General assignment by the Company for the benefit of creditors;

               (vi) Filing by the Company of a voluntary petition in bankruptcy or a petition or an answer seeking reorganization, or an arrangement with creditors;

               (vii) Entering against the Company of a court order approving a petition filed against it under the Federal bankruptcy laws, which order shall not have been vacated or set aside or otherwise terminated within sixty (60) days;

               (viii) A material breach of the Company's representations contained in the Subscription Agreement;

               (ix) The sale by the Company of substantially all of its assets;

               (x) The merger by the Company with or into another corporation, other than for purposes of changing domicile, where the Company is not the surviving corporation.

          2. The Company agrees that notice of the occurrence of any event of default will be promptly given to the holder at his or her registered address by certified mail.


          3. In case any one or more of the events of default specified above shall happen and be continuing, the holder of this Debenture may proceed to protect and enforce his rights by suit in the specific performance of any covenant or agreement contained in this Debenture or in aid of the exercise of any power granted in this Debenture or may proceed to enforce the payment of this Debenture or to enforce any other legal or equitable rights as such holder.

     D. Miscellaneous

          1. This Debenture has been issued by the Company pursuant to authorization of the Board of Directors of the Company which provides for an aggregate of up to $1,000,000 in face amount of identical Debentures to be issued.

          2. The Company may consider and treat the person in whose name this Debenture shall be registered as the absolute owner thereof for all purposes whatsoever (whether or not this Debenture shall be overdue) and the Company shall not be affected by any notice to the contrary. The registered owner of this Debenture shall have the right to transfer it by assignment (subject to the limitations on transfer contained in the Subscription Agreement) and the transferee thereof shall, upon his registration as owner of this Debenture, become vested with all the powers and rights of the transferor. Registration of any new owner shall take place upon presentation of this Debenture to the Company at its offices, 27615 Avenue Hopkins, Valencia, California 91355, together with a duly authenticated assignment. In case of transfer by operation of law, the transferee agrees to notify the Company of such transfer and of his address, and to submit appropriate evidence regarding the transfer so that this Debenture may be registered in the name of the transferee. This Debenture is transferable only on the books of the Company by the holder hereof, in person or by attorney, on the surrender hereof, duly endorsed. Communications sent to any registered owner shall be effective as against all holders or transferees of the Debenture not registered at the time of sending the communication.

          3. Payment of principal and interest shall be made to the registered owner of this Debenture upon presentation of this Debenture upon or after maturity.

          4. This Debenture shall be construed and enforced in accordance with the laws of the State of Delaware.

     IN WITNESS WHEREOF, the Company has caused this Debenture to be signed in its name by the undersigned.

Dated: _______________, 1996

                                 CSL LIGHTING MANUFACTURING, INC.



                                 By: _________________________________
                                     Mark Allen, Chief Operating Officer